Exhibit 4.4

HAWAIIAN ELECTRIC INDUSTRIES, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made and entered into as of [Date] (the “Date of Grant”), by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”) and [Name], an employee of the Company or of a Subsidiary of the Company (the “Employee”).  Capitalized terms not defined herein shall have the meanings assigned to them in the 2010 Equity and Incentive Plan of Hawaiian Electric Industries, Inc. (the “Plan”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors or a subcommittee thereof (the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant to the Employee an option to acquire shares of the Common Stock of the Company pursuant to the Plan as an inducement to the Employee to remain in the service of the Company or its Subsidiary and as a long-term incentive for sustained high levels of performance for the Company and its Subsidiaries; and

WHEREAS, the Committee has instructed the Company to issue said option, which the Committee has determined should be a “Non-Qualified Stock Option” as authorized under the Plan, pursuant to the terms and conditions set forth herein (the “Option”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF OPTION

Section 1.1 - Grant of Option

In consideration of the Employee’s continued service to the Company or its Subsidiaries and for other good and valuable consideration, on the Date of Grant the Company grants to the Employee the option to purchase any part or all of an aggregate of [Number of Shares] shares of its Common Stock, subject to the vesting provisions and upon the terms and conditions set forth in this Agreement.

Section 1.2 - Purchase Price

The purchase price of the shares of Common Stock covered by the Option shall be [share price] per share, without commission or other charge, which is the Fair Market Value of the shares as of the Date of Grant.

Section 1.3 - Consideration to the Company

In consideration of the granting of the Option by the Company the Employee agrees to render faithful and efficient services to the Company and/or a Subsidiary, with such duties and responsibilities as the Company or the Subsidiary, as the case may be, shall from time to time prescribe, from the Date of Grant to the date of termination of employment.

Section 1.4 - Adjustments to the Option

The kind of securities, number of shares, purchase price and other terms and conditions of this option are subject to adjustment by the Committee in the event of any Change in Capitalization in accordance with the equitable adjustment provisions of Section 6 of the Plan.  Any such adjustment by the Committee shall be final and binding upon the Employee, the Company and all other interested persons.

ARTICLE II

PERIOD OF EXERCISABILITY

Section 2.1 - Commencement of Exercisability

(a)                                  The Option shall vest and become exercisable in four (4) cumulative installments, as follows:

(i)                                     The first installment shall consist of 25% of the shares covered by the Option and shall vest and become exercisable on the first anniversary of the Date of Grant.

(ii)                                  The second installment shall consist of 25% of the shares covered by the Option and shall vest and become exercisable on the second anniversary of the Date of Grant.

(iii)                               The third installment shall consist of 25% of the shares covered by the Option and shall vest and become exercisable on the third anniversary of the Date of Grant.

(iv)                              The fourth installment shall consist of 25% of the shares covered by the Option and shall vest and become exercisable on the fourth anniversary of the Date of Grant.

(b)                                 Except as set forth in Section 2.4, no portion of the Option which is unexercisable under the terms of this Agreement upon the Employee’s termination of employment shall thereafter become exercisable, unless the Committee, in its sole discretion, elects to accelerate the vesting of all or any portion of the unvested shares on the date of termination of employment.

Section 2.2- Duration of Exercisability

The installments provided for in Section 2.1 are cumulative.  Each such installment which becomes exercisable pursuant to Section 2.1 shall remain exercisable until it becomes unexercisable pursuant to Section 2.3.

Section 2.3 - Expiration of Option

The Option, to the extent vested and exercisable under Section 2.1 or Section 2.4, shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(a)                                  The expiration of 10 years from the Date of Grant; or

(b)                                 The commencement of business on the date of the Employee’s termination of employment for Cause; or

(c)                                  The expiration of one year from the date of the Employee’s termination of employment for any reason other than Retirement, death, Disability, or Cause;

(d)                                 The expiration of three years from the date of the Employee’s termination of employment as a result of the Employee’s Retirement, death or Disability.

Section 2.4 — Acceleration of Exercisability

(a)                                  If the Employee’s termination of employment occurs as a result of Retirement, then upon such Retirement the Option shall become exercisable as to all shares covered thereby, notwithstanding that the Option may not yet have become fully exercisable under Section 2.1(a).

(b)                                 Notwithstanding the provisions of Section 2.1, in the event of a Change in Control of the Company the Option shall become fully vested and exercisable to the extent provided, and subject to the limitations set forth, in Section 12 of the Plan.

ARTICLE III

EXERCISE OF THE OPTION

Section 3.1 - Persons Eligible to Exercise

During the lifetime of the Employee, only the Employee (or the Employee’s guardian or legal representative) may exercise the Option, or any portion thereof.  After the death of the Employee any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable pursuant to Section 2.3, be exercised by the Employee’s personal representative or by any person empowered to do so under the Employee’s will or under the then applicable laws of descent and distribution.

Section 3.2 - Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable pursuant to Section 2.3; provided, however, that each partial exercise shall be for not less than one thousand (1,000) shares (or minimum installment set forth in Section 2.1, if a smaller number of shares) and shall be for whole shares only.

Section 3.3 - Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Company of all of the following prior to the time when the Option or such portion becomes unexercisable pursuant to Section 2.3:

(a)                                  Notice in writing signed by the Employee or other person then entitled to exercise the Option or portion, stating that the Option or portion is thereby exercised, such notice complying with all applicable rules established by the Committee; and

(b)                                 Full payment for the shares with respect to which the Option or portion is exercised at the time of exercise in cash or its equivalent, including shares of Common Stock, acceptable to the Company in its discretion; and

(c)                                  In the event the Option or portion shall be exercised by any person or persons other than the Employee, appropriate proof of the right of such person or persons to exercise the Option.

Section 3.4 - Manner of Payment

The purchase price for the shares of Common Stock with respect to which the Option (or portion thereof) is exercised may be paid in cash, by check, by assignment and delivery to the Company of unrestricted shares of Common Stock, by any combination of the foregoing equal in value to the exercise price, by means of a cashless exercise procedure through a broker acceptable to the Company or, to the extent authorized by the Company, by the withholding of shares of Common Stock that otherwise would be delivered upon exercise of the Option.  Any shares assigned and delivered to the Company in payment or partial payment of the purchase price shall be unrestricted and shall be valued at their Fair Market Value on the exercise date and, to the extent determined by the Committee to be necessary to avoid unfavorable accounting consequences, shall (x) have been owned by the Employee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Common Stock as to which such Option shall be exercised.

Section 3.5 - Conditions to Issuance of Shares

The shares of Common Stock deliverable upon the exercise of the Option, or any part thereof, may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company.  Such shares shall be fully paid and nonassessable.  Unless waived by the Committee, in its sole discretion, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon exercise of the Option or part thereof, or record any such issuance in the book-entry system of the Company, prior to fulfillment of all of the following conditions:

(a)                                  The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)                                 The completion of any registration or other qualification of such shares, or the completion of any arrangements necessary or advisable to qualify for an exemption from any such registration or other requirements, under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its sole discretion, deem necessary or advisable, including the completion of any reasonable action that the Committee may request the Employee to take in order to satisfy all such regulatory requirements; and

(c)                                  The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

(d)                                 The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience; and

(e)                                  The receipt by the Company of full payment for such shares and the conclusion of any arrangements that may be required to satisfy the Company’s obligation to withhold taxes.

Section 3.6 - Rights as Shareholders

The holder of the Option shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to such holder or such holder’s ownership of such shares shall be recorded in the Company’s book-entry system.

ARTICLE IV

MISCELLANEOUS

Section 4.1 - Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the Option.

Section 4.2 - Options Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Employee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 4.3 - Fractional Shares

Notwithstanding any other provision of this Agreement to the contrary, no fractional shares shall be issued upon exercise of the Option, but cash payment shall be made by the Company in lieu of fractional shares.

Section 4.4 - Withholding of Taxes

The Company may make such provisions as it deems appropriate to withhold any taxes the Company or any Subsidiary is required to withhold (including any amounts required to be withheld in order for the Company or any Subsidiary to obtain a tax deduction), or to require the Employee to take any action necessary to satisfy any withholding obligations of the Company, in connection with the grant or exercise of the Option, or in connection with the sale or other disposition of shares acquired upon exercise of the Option, and the Employee agrees to be bound by the same.  The Employee may satisfy any such withholding tax obligation by tendering a cash payment or, with the consent of the Company, by (a) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Employee as a result of the exercise of the Option a number of shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the minimum statutory withholding tax obligation (with the tendering of cash for any shortfall) or (b) delivering to the

Company already owned and unencumbered and unrestricted shares of Common Stock having a Fair Market Value, as of the date the withholding tax obligation arises, not less than or equal to the amount of the minimum withholding tax obligation.

Section 4.5 - Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, facsimile or first class mail and shall be deemed to have been duly given upon hand delivery, or three days after mailing or 24 hours after transmission by facsimile.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 4.5, either party may hereafter designate a different address for notices to be given to such party.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.5.

Section 4.6 - Entire Agreement; Relationship to the Plan

This Agreement and the Plan set forth the sole entire agreement and understanding between the parties as to the subject matter hereof, and merge with and supersede all prior and contemporaneous discussions, agreements and understandings of every and any nature between them with respect to the subject matter hereof.  Except to the extent provided in Section 1.4 or 4.1 hereof or Section 8(h) of the Plan, this Agreement may not be changed or modified, except by agreement in writing, signed by the Company and the Employee.  In the event of any conflict or inconsistency between this Agreement and the Plan as written on the Date of Grant, the Plan shall govern.

Section 4.7 - Parties in Interest

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors in interest.

Section 4.8 - Severability

If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; provided, however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan and to avoid any such finding of invalidity, illegality or unenforceability.

Section 4.9 - Headings

Headings in this Agreement are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section hereof.

Section 4.10 - Counterparts

This Agreement may be signed in two (2) or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 4.11 - Governing Law

This Agreement shall be governed by and construed according to the laws of the State of Hawaii without regard to its principles of conflict of laws.

Section 4.12 - Incorporation of Plan

The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement shall be subject to all terms and conditions of the Plan.

Section 4.13 - Agreement Not a Contract for Services

Neither the Plan, the granting of the Option, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Employee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate of the Company for any period of time or at any specific rate of compensation, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Employee at any time for any reason whatsoever, with or without Cause.

Section 4.14 - Representations

The Employee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Employee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

Section 4.15 - Acceptance

The Employee hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Employee has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement.  The Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

Section 4.16 - Committee Action

Execution of this Agreement by the Chair or other member of the Committee signifies that this Agreement, the Option granted hereby and the conditions upon which the Option shall vest have been approved by the Committee either at a meeting of the Committee or by the unanimous written consent of its members.

Section 4.17 - No Limit on Other Arrangements

(a)                                  Nothing contained in this Agreement shall be construed to prevent the Company or any Subsidiary thereof from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of any type of equity-based award (subject to stockholder approval if such approval is required).

(b)                                 Nothing contained in this Agreement shall be construed to prevent the Company or any Subsidiary thereof from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Option granted under this Agreement.  No employee, beneficiary or other person shall have any claim against the Company or any subsidiary thereof as a result of any such action.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto effective as of the Date of Grant.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By
Chair or Member of HEI Compensation Committee

By
Senior Vice President, General Counsel, Secretary and Chief Administrative Officer

EMPLOYEE

Employee’s Name: [Name]

Employee’s Social Security Number: [SSN]

Employee’s Address: